Exhibit 99.1

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com
Lexmark reports fourth quarter and full year results

LEXINGTON, Ky., Jan. 27, 2009 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the fourth quarter of 2008. The company’s fourth quarter 2008 revenue and operating income were negatively impacted by global economic weakness and significant currency rate shifts. Fourth quarter revenue was $1.08 billion, down 17 percent compared to revenue of $1.31 billion last year.

Earnings Per Share	4Q08	4Q07
GAAP	$0.23	$1.04
Restructuring-related charges & project costs	0.52	0.25
Non-GAAP	$0.75	$1.29

Fourth quarter GAAP earnings per share of $0.23 include a net benefit in the company’s provision for income taxes of $0.29 per share. Excluding $0.52 per share for restructuring-related activities, earnings per share for the fourth quarter of 2008 would have been $0.75. Fourth quarter 2007 GAAP earnings per share were $1.04. Earnings per share for the fourth quarter of 2007 would have been $1.29 excluding $0.25 per share for restructuring-related activities.

“In response to the current market conditions, Lexmark continues to take actions that will reduce our fixed infrastructure and business support costs, which are projected to generate savings of over $100 million in 2009,” said Paul J. Curlander, Lexmark chairman and chief executive officer.  “We have a conservative capital structure, a solid balance sheet, with nearly $1 billion in cash and current marketable securities, and a long history of good cash generation, all of which positions us well to prudently invest in the future and successfully compete.

“In addition, we continue to focus on helping our customers generate significant savings in their output costs through our growing managed print services business and innovative, award-winning products,” Curlander said.

Fourth quarter business segment revenue of $718 million declined 10 percent year to year. Consumer segment revenue of $366 million declined 28 percent compared to a year ago.

In the fourth quarter of 2008:
•	Gross profit margin was 29.0 percent, versus 33.4 percent in 2007.
•	Operating expense was $314 million, compared to $324 million last year.

•	Operating income margin of zero includes $47 million pretax restructuring-related charges. Operating income margin in 2007 of 8.7 percent included $30 million pretax restructuring-related charges.
•	Net earnings for the quarter of $18 million include a tax benefit of $23 million. Fourth quarter 2007 net earnings were $99 million.

On a non-GAAP basis, excluding restructuring-related charges, in the fourth quarter of 2008:
•	Gross profit margin would have been 30.4 percent, down 3.6 percentage points from 34.0 percent in the same period last year, principally due to a decline in product margins.
•	Operating expense would have been $283 million, down $18 million from last year due to reduced marketing and general and administrative expenses.
•	Operating income margin would have been 4.3 percent, down from 11.0 percent last year.
•	Net earnings would have been $60 million, compared to $123 million in the fourth quarter of 2007.

The company ended the quarter with $973 million in cash and current marketable securities. Fourth quarter net cash provided by operating activities was $53 million. Capital expenditures for the quarter were $67 million. Depreciation and amortization in the quarter was $53 million. Lexmark repurchased $122.5 million (5.2 million shares) of stock during the fourth quarter. The company’s remaining share repurchase authorization was approximately $491 million at quarter end.

Full-year Results
2008 revenue was $4.53 billion, down 9 percent compared to revenue of $4.97 billion in 2007. 2008 business segment revenue declined 1 percent to $2.98 billion, and consumer segment revenue declined 22 percent to $1.55 billion. 2008 GAAP earnings per share were $2.69. Excluding $0.86 per share restructuring-related charges, earnings per share would have been $3.55.  2007 GAAP earnings per share were $3.14. 2007 earnings per share would have been $3.50 excluding $0.36 per share restructuring-related charges.

Earnings Per Share	2008	2007
GAAP	$2.69	$3.14
Restructuring-related charges & project costs	0.86	0.36
Non-GAAP	$3.55	$3.50

2008 net cash provided by operating activities was $482 million, marking the company’s seventh consecutive year in excess of $450 million. Capital expenditures for the year were $218 million. Depreciation and amortization in 2008 was $205 million. The company repurchased approximately 17.5 million shares of its stock during the year for $555 million.

New Lasers Earn Nearly 70 Industry Awards and Accolades in Quarter
Each of the 38 laser models announced in October 2008 was the recipient of a product award from a third party reviewer of document imaging equipment. These new laser models when combined have earned nearly 70 industry awards and broad recognition from top technology publications and testing houses. Additionally during the quarter,

Lexmark received channel recognition for the company’s industry solutions. Accolades for the quarter include:

Monochrome Lasers
•	Lexmark T650 Series and Lexmark E260/E360/E460 Series
o	Buyers Laboratory Inc., Monochrome Printer Line of the Year for 2008
•	Lexmark T650n
o	PCMag.com, Editors' Choice
o	Buyers Laboratory Inc., Fall 2008 Pick of the Year
•	Lexmark T654 family
o	Buyers Laboratory Inc., Fall 2008 Pick of the Year
•	Lexmark E360 family
o	Better Buys for Business, 2008 Innovative Product of the Year

Color Lasers
•	Lexmark C544 family
o	Better Buys for Business, 2008 Innovative Product of the Year
•	Lexmark C544dn
o	PCMag.com, Editors' Choice

MFPs
•	Lexmark X540 Series
o	Better Buys for Business, 2008 Innovative Product of the Year
•	Lexmark X656/X658 families
o	Better Buys for Business, 2008 Innovative Product of the Year

Channel Solutions
•	Lexmark Legal Partner (industry-specific monochrome laser MFP)
o	VARBusiness, Tech Innovator

Inkjet Products Continue to Receive Top Honors
Lexmark's 2008 Professional and Home and Student Series inkjet all-in-ones (AIOs) continued to receive awards and honors from industry-leading publications around the world:

•	Lexmark X9575 Professional Series Wireless All-In-One
o	COM, Winner Best Service, Germany (11/2008)
•	Lexmark X7675 Professional Series Wireless All-In-One
o	CNET, Excellent Rating, U.S.
o	PC Go!, Excellent Product, Germany (11/2008)
•	Lexmark X5650 Home and Student All-In-One
o	PC Go!, Excellent Product, Germany (12/2008)
•	Lexmark X4975 Professional Series Wireless All-In-One
o	BERTL, Highly Recommended, U.S.

Looking Forward
Looking ahead, the company expects some of the same factors that impacted the fourth quarter to also impact the first quarter of 2009. In the first quarter, the company currently expects a revenue decline in the mid to high teens percentage range, and GAAP earnings per share to be around $0.52 to $0.62, or $0.65 to $0.75 excluding $0.13 restructuring-related charges. GAAP EPS in the first quarter of 2008 were $1.07, or $1.16 excluding $0.09 per share for restructuring-related activities.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) or the replay shortly afterward by calling 800-642-1687 (outside the U.S. by calling 706-645-9291) using access code 80314259. This telephone replay of the conference call will be available through Feb. 3, 2009.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2008, Lexmark reported $4.5 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, economic uncertainty and deteriorating worldwide economic conditions, including unprecedented financial market disruption; fluctuations in foreign currency exchange rates; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; restrictions on credit globally; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; inability to be successful in the higher-usage segments of the inkjet market; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; market acceptance of new products and pricing programs; increased investment to support product development and marketing; periodic variations affecting revenue and profitability; the inability to meet customer product requirements on a cost competitive basis; failure to implement workforce reductions and execute planned cost reduction measures; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct; reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
Revenue	$1,083.7	$1,309.7	$4,528.4	$4,973.9
Cost of revenue (1) (2)	769.5	871.7	2,993.8	3,410.3
Gross profit	314.2	438.0	1,534.6	1,563.6

Research and development	105.0	100.5	423.3	403.8
Selling, general and administrative (1) (2)	190.1	204.3	807.3	812.8
Restructuring and related charges (1) (2)	19.1	19.1	26.8	25.7
Operating expense	314.2	323.9	1,257.4	1,242.3

Operating income	0.0	114.1	277.2	321.3

Interest (income) expense, net	2.8	(7.4)	(6.1)	(21.2)
Other (income) expense, net (3)	2.3	0.0	7.4	(7.0)

Earnings before income taxes	(5.1)	121.5	275.9	349.5

Provision (benefit) for income taxes	(23.2)	22.5	35.7	48.7
Net earnings	$18.1	$99.0	$240.2	$300.8

Net earnings per share:
Basic	$0.23	$1.04	$2.70	$3.16
Diluted	$0.23	$1.04	$2.69	$3.14

Shares used in per share calculation:
Basic	79.6	95.0	88.9	95.3
Diluted	80.1	95.3	89.2	95.8

(1)
Amounts for the three months ended December 31, 2008, include total restructuring-related charges and project costs of $46.8 million with $15.2 million and $12.5 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $19.1 million in Restructuring and related charges.

Amounts for the year ended December 31, 2008, include total restructuring-related charges and project costs of $92.7 million with $42.5 million and $23.4 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $26.8 million in Restructuring and related charges.

(2)
Amounts for the three months ended December 31, 2007, included total restructuring-related charges and project costs of $30.1 million with $6.8 million and $4.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $19.1 million in Restructuring and related charges.

Amounts for the year ended December 31, 2007, included total restructuring-related charges and project costs of $55.5 million and a $3.5 million gain on the sale of the Company's Scotland facility.  Of the net $52.0 million of restructuring-related charges and project costs incurred, $17.0 million and $9.3 million were included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $25.7 million in Restructuring and related charges.

(3)	Amounts for the year ended December 31, 2007, included an $8 million pre-tax foreign exchange gain realized upon the substantial liquidation of the Company’s Scotland entity.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	December 31	December 31
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$279.2	$277.0
Marketable securities	694.1	519.1
Trade receivables, net	427.3	578.8
Inventories	438.3	464.4
Prepaid expenses and other current assets	223.8	227.5
Total current assets	2,062.7	2,066.8

Property, plant and equipment, net	863.2	869.0
Marketable Securities	24.7	-
Other assets	314.8	185.3
Total assets	$3,265.4	$3,121.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term debt	$5.5	$-
Current portion of long-term debt	-	149.9
Accounts payable	557.1	636.9
Accrued liabilities	694.9	710.5
Total current liabilities	1,257.5	1,497.3

Long-term debt	648.7	-
Other liabilities	547.1	345.5
Total liabilities	2,453.3	1,842.8

Stockholders' equity:
Common stock and capital in excess of par	804.4	888.9
Retained earnings	692.5	935.7
Treasury stock, net	(404.5)	(454.7)
Accumulated other comprehensive loss	(280.3)	(91.6)
Total stockholders' equity	812.1	1,278.3
Total liabilities and stockholders' equity	$3,265.4	$3,121.1

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	4Q08	4Q07
GAAP	$18	$99
Restructuring-related charges & project costs	42	24
Non-GAAP	$60	$123

Earnings Per Share Guidance	1Q09	1Q08
GAAP	$0.52 to $0.62	$1.07
Restructuring-related charges & project costs	0.13	0.09
Non-GAAP	$0.65 to $0.75	$1.16

Note:
Management believes that presenting the non-GAAP measures above is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Gross Profit Margin (%)	4Q08	4Q07
GAAP	29.0%	33.4%
Restructuring-related charges & project costs	1.4%	0.6%
Non-GAAP	30.4%	34.0%

Operating Expense (In Millions)	4Q08	4Q07
GAAP	$314	$324
Restructuring-related charges & project costs	(32)	(23)
Non-GAAP	$283	$301

Operating Income (In Millions)	4Q08	4Q07
GAAP	$-	$114
Restructuring-related charges & project costs	47	30
Non-GAAP	$47	$144

Operating Income Margin (%)	4Q08	4Q07
GAAP	0.0%	8.7%
Restructuring-related charges & project costs	4.3%	2.3%
Non-GAAP	4.3%	11.0%

Note:
Management believes that presenting the non-GAAP measures above is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.